Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-147751) on the Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 of DayStar Technologies, Inc. of our report dated March 27, 2008 relating to our audits of the consolidated balance sheet of DayStar Technologies, Inc. and Subsidiary as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and for the period from July 1, 2005 (inception of the development stage) to December 31, 2007 which appears in the Annual Report on Form 10-KSB of DayStar Technologies, Inc. for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ HEIN & ASSOCIATES LLP

Irvine, California

July 7, 2008